Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2013 Results

■	Total Revenue of $242 Million; Diluted Earnings Per Share of $0.52
■	Commercial Revenues Growing; Energy Efficiency Program Revenues Up 21 Percent
■	Federal Revenues Remain Stable
■	Contract Sales of $236 Million, Up 16 Percent
■	First-Half Cash Flow From Operations Was $30.3 Million, Up 7 Percent
■	Raises Full Year 2013 Guidance Midpoints for Revenues and Diluted EPS
■	Completed Acquisition of E-commerce Technology Services Firm on July 31

FAIRFAX, Va. (August 1, 2013) - ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2013.

Second Quarter 2013 Results and Highlights

“Second quarter results were similar to those of the first quarter, reflecting the continued growth of our commercial business, which was driven by a 21.3 percent increase in energy efficiency revenues, and the improved traction of our non-U.S. government business. At the same time, U.S. Federal Government revenues remained stable compared to last year, which we consider to be solid performance in light of current market conditions. Earnings per diluted share were the same as the prior year’s second quarter, inclusive of acquisition expenses, although operating income was lower due primarily to higher subcontractor activity on government contracts,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan.

For the second quarter, total revenue was $241.6 million, a 0.8 percent increase over the $239.6 million reported for the 2012 second quarter. Service revenue, total revenue less subcontractor and other direct costs, was $179.5 million, a 1.1 percent decline from second quarter 2012 levels. Operating income was $17.3 million, down from the $18.3 million reported in last year’s second quarter; operating margin was 7.2 percent compared to 7.6 percent a year ago. EBITDA was $22.4 million and EBITDA margin was 9.3 percent, compared to $24.4 million and 10.2 percent, respectively, in last year’s second quarter. Net income for the 2013 second quarter was $10.3 million or $0.52 per diluted share, equivalent to last year’s net income of $10.3 million and diluted earnings per share of $0.52. Acquisition charges amounted to $0.3 million in this year’s second quarter.

For the 2013 first half, total revenue was $475.5 million, up 1.8 percent over the $467.3 million reported in the 2012 first half. Operating income was $34.9 million, up 0.9 percent; net income was up 6.0 percent to $20.4 million, and earnings per diluted share were $1.02 compared to $0.96.

“The pace of contract sales increased in the second quarter, resulting in a solid book-to-bill ratio of nearly 1.0 for the period, compared to 0.85 in the prior year,” Mr. Kesavan said. “Ongoing investments to expand our business development capabilities have enabled ICF to respond to a greater number of government and commercial requests for proposals. We have continued to see solid demand for our domain expertise and IT services across key markets and expect sales in the second half of 2013 to be significantly ahead of the $462 million booked in the first half of the year, which we believe will position us for continued growth in 2014.”

“Additionally, on July 31 we completed the acquisition of an e-commerce technology services firm (Ecommerce Accelerator LLC, or ECA), with approximately $10 million in annual revenue, that will enhance ICF’s multi-channel, end-to-end e-commerce solutions. We have a robust acquisition pipeline and continue to evaluate acquisition opportunities that enhance our subject matter knowledge, broaden our service offerings, and/or provide scale in specific geographies,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.5 billion at the end of the 2013 second quarter. Funded backlog was $647 million, or 44 percent of the total.

The total value of contracts awarded was $236 million in the second quarter of 2013 and $462 million for the 2013 first half, up 16.3 percent and 6.0 percent, respectively, from last year’s second quarter and first half.

Commercial Client Second Quarter/First Half 2013 Highlights

Revenues from commercial clients increased 3.3 percent in the 2013 second quarter to $66.9 million and were up 8.2 percent in the first half to $133.6 million. Excluding a large commercial infrastructure project that is currently in a slower phase of construction, commercial revenues would have increased 7.4 percent in the second quarter and 10.4 percent for the first half.

Revenues from commercial energy efficiency programs increased 21.3 percent and 15.6 percent in the second quarter and first half of 2013, respectively, and accounted for 37.5 percent and 36.6 percent, respectively, of commercial revenues.

Commercial sales awards were $36.8 million for the 2013 second quarter and $159.0 million for the first half, representing 34 percent of total sales for the first six months of 2013.

ICF was awarded more than 450 commercial projects globally in the second quarter. Primary areas of awards included energy efficiency program support, airline and airport management consulting, environmental program management, interactive data applications, strategic communications support for non-profits, commercial health consulting for payers, and energy market and portfolio assessment for utilities.

Key Government Sales Highlights for the Second Quarter 2013

ICF was awarded nearly 100 new U.S. Federal Government contract and task order awards and hundreds of additional awards from other domestic (state and local) and non-U.S. governments. The largest awards included:

■

Health Informatics: A $72 million contract with the National Institutes of Health to continue to support the Electronic Research Administration grants management program across a range of health informatics and systems engineering activities.

■	Program and IT Management: A $34 million contract with the United States Postal Service to provide support for the Mailing Information Systems and Domestic Products divisions.

■	Disaster Recovery Support: An award estimated to exceed $10 million to assist one of the states affected by Superstorm Sandy with analytical and program support for disaster recovery programs.

■	European Employment Programs: An $8.9 million contract with the European Commission to provide employment program support.

■	Health Survey Research: A $7.8 million contract with the Centers for Disease Control and Prevention supporting the 2013-2014 Tobacco Survey.

Additional individual government sales awards in excess of $2 million included providing program and organizational management support for the U.S. Department of the Navy, energy efficiency program support for the Association of Bay Area Governments (California) and the New York State Energy Research and Development Authority, environmental and engineering support services for the U.S. Bureau of Reclamation, survey research support for the National Science Foundation, and monitoring and evaluation support for the World Health Organization.

Summary and Outlook

“ICF’s year-to-date 2013 results illustrate the benefits of revenue diversification with emphasis on leveraging expertise in key markets across a growing client base. We expect that second half 2013 performance will exceed that of the first half, benefiting from the continued growth of our commercial business and the ramp up of certain government contracts,” Mr. Kesavan said.

“The Company narrowed its revenue guidance range for full year 2013 revenues to $955 million to $975 million; narrowed its expectations for EBITDA margin to 9.5 percent to 10.0 percent; and narrowed its guidance range for earnings per diluted share to $2.02 to $2.10. Guidance is based upon approximately 20 million diluted weighted average shares outstanding and an effective tax rate of 39 percent. Operating cash flow for 2013 is estimated to exceed $70 million,” Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 60 offices worldwide. ICF's website is http://www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Gross Revenue	$241,568	$239,649	$475,489	$467,290
Direct Costs	151,528	147,861	294,346	288,049
Operating costs and expenses:
Indirect and selling expenses	67,604	67,404	135,866	133,257
Depreciation and amortization	2,782	2,597	5,581	4,292
Amortization of intangible assets	2,359	3,519	4,752	7,050
Total operating costs and expenses	72,745	73,520	146,199	144,599
Operating Income	17,295	18,268	34,944	34,642
Interest expense	(626)	(814)	(1,394)	(2,241)
Other income (expense)	(9)	(212)	69	(263)
Income before income taxes	16,660	17,242	33,619	32,138
Provision for income taxes	6,329	6,896	13,176	12,855
Net income	$10,331	$10,346	$20,443	$19,283

Earnings per Share:
Basic	$0.52	$0.52	$1.04	$0.98
Diluted	$0.52	$0.52	$1.02	$0.96

Weighted-average Shares:
Basic	19,706	19,774	19,625	19,771
Diluted	19,996	19,971	19,993	20,061

Other comprehensive income:
Foreign currency translation adjustments	(197)	(230)	(442)	(619)
Comprehensive income	$10,134	$10,116	$20,001	$18,664

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$241,568	$239,649	$475,489	$467,290
Subcontractor and Other Direct Costs*	62,072	58,205	117,114	110,955
Service Revenue	$179,496	$181,444	$358,375	$356,335

Reconciliation of EBITDA
Operating Income	$17,295	$18,268	$34,944	$34,642
Depreciation and amortization	5,141	6,116	10,333	11,342
EBITDA	22,436	24,384	45,277	45,984
Acquisition-related expenses**	261	-	261	625
Adjusted EBITDA	$22,697	$24,384	$45,538	$46,609

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)

Current Assets:
Cash	$5,486	$14,725
Contract receivables, net	207,440	204,938
Prepaid expenses and other	10,960	7,608
Income tax receivable	3,660	11,231
Total current assets	227,546	238,502
Total property and equipment, net	27,927	28,860
Other assets:
Goodwill	410,482	410,583
Other intangible assets, net	16,264	21,016
Restricted cash	2,168	2,015
Other assets	9,601	8,745
Total Assets	$693,988	$709,721

Current Liabilities:
Accounts payable	$37,541	$44,665
Accrued salaries and benefits	41,423	42,264
Accrued expenses	30,138	31,779
Deferred revenue	21,097	22,333
Deferred income taxes	4,728	5,790
Total current liabilities	134,927	146,831
Long-term liabilities:
Long-term debt	75,000	105,000
Deferred rent	11,772	10,599
Deferred income taxes	11,902	9,081
Other	9,251	9,460
Total Liabilities	242,852	280,971
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,467,724 and 20,171,613 shares issued; and 19,761,996 and 19,559,409 shares outstanding as of June 30, 2013, and December 31, 2012, respectively	20	20
Additional paid-in capital	242,207	237,262
Retained earnings	227,020	206,577
Treasury stock	(16,428)	(13,868)
Accumulated other comprehensive loss	(1,683)	(1,241)
Total Stockholders’ Equity	451,136	428,750
Total Liabilities and Stockholders’ Equity	$693,988	$709,721

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net income	$20,443	$19,283
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	1,710	3,611
Loss on disposal of fixed assets	7	76
Non-cash equity compensation	4,283	3,927
Depreciation and amortization	10,333	11,342
Amortization of debt issue costs	238	323
Deferred rent	1,302	2,317
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(2,351)	(962)
Prepaid expenses and other assets	(4,752)	(2,205)
Accounts payable	(6,183)	(2,021)
Accrued salaries and benefits	(841)	888
Accrued expenses	(17)	(1,766)
Deferred revenue	(1,236)	(1,940)
Income tax receivable and payable	7,571	(5,582)
Other liabilities	(209)	1,130
Net cash provided by operating activities	30,298	28,421
Cash flows from investing activities
Capital expenditures	(7,197)	(8,102)
Payments for business acquisitions, net of cash received	—	(8,532)
Net cash used in investing activities	(7,197)	(16,634)

Cash flows from financing activities
Advances from working capital facilities	58,317	122,220
Payments on working capital facilities	(88,317)	(123,690)
Debt issue costs	—	(1,896)
Proceeds from exercise of options	460	23
Tax benefits of stock option exercises and award vesting	26	648
Net payments for stockholder issuances and buybacks	(2,384)	(7,313)
Net cash used in financing activities	(31,898)	(10,008)
Effect of exchange rate on cash	(442)	(619)
Increase (decrease) in cash	(9,239)	1,160
Cash, beginning of period	14,725	4,097
Cash, end of period	$5,486	$5,257

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,409	$1,737
Income taxes	$3,783	$14,197

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Energy, environment, and infrastructure	38%	41%	39%	40%
Health, social programs, and consumer/financial	49%	46%	48%	46%
Public safety and defense	13%	13%	13%	14%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

U.S. federal government	59%	59%	59%	61%
U.S. state and local government	9%	10%	9%	10%
Non-U.S. government	4%	4%	4%	3%
Government	72%	73%	72%	74%

Commercial	28%	27%	28%	26%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Time-and-materials	51%	49%	51%	50%
Fixed-price	28%	30%	29%	29%
Cost-based	21%	21%	20%	21%

Total	100%	100%	100%	100%